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                                                                    EXHIBIT 99.2
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Paul A. Rosinack                                  Michael K. Green
President and CEO                                 Sr. Vice President and CFO
858-451-3771 x1401                                858-451-3771 x1407
paul@synbiotics.com                               mikeg@synbiotics.com
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              Synbiotics Corporation Receives Nasdaq Notification

 Company Files Request for Hearing on Nasdaq Decision; Delisting Action Halted
                       Pending Panel Decision On Appeal

San Diego, California: April 11, 2001 -- Synbiotics, Corporation (Nasdaq: SBIO) today announced that it has filed an appeal with Nasdaq to rescind the decision to delist the Company from The Nasdaq National Market. Nasdaq has confirmed that the request for a hearing suspends the delisting action until the Nasdaq Listing Qualifications Panel reaches a final decision on the Company's appeal. The Company announced today that it received notification from Nasdaq on April 4, 2001 that its common stock is subject to delisting from the Nasdaq Stock Market for failure to comply with Marketplace Rule 4450(a)(5), requiring maintenance of a minimum bid price of $1 per share.

The Company can provide no assurances that the Nasdaq Stock Market will grant the Company's request. If denied, the Company anticipates that its shares will be traded on the NASD OTC Bulletin Board.

Synbiotics Corporation is a leading developer, manufacturer and marketer of veterinary diagnostics, instrumentation and related products.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the need for further financing, the effects of uncertainty on our business while we explore strategic alternatives for enhancing shareholder value, the possibility that Synbiotics Animal Health could not be sold at a favorable price and terms, competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the ability to assimilate acquired businesses, the seasonality of major portions of the Company's business and other risks set forth in Synbiotics Corporation's filings with the Securities and Exchange Commission, particularly Form 10-K filed for the year ended December 31, 2000. These forward-looking statements represent Synbiotics Corporation's judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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